                            STOCK PURCHASE AGREEMENT
                            ------------------------

          STOCK PURCHASE AGREEMENT dated as of November 19, 1996 (the "Stock
                                                                       -----
Purchase Agreement") between Suncom Communications L.L.C., a Delaware limited
------------------
liability company ("Buyer") and A.J. SCHELL ("Seller").
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                             W I T N E S S E T H :
                             - - - - - - - - - -


          WHEREAS, Seller is the beneficial and record holder of 572,986 shares of common stock, par value $0.25 per share ("Common Stock") of Audio
                                             ------------
Communications Network, Inc., a Florida corporation ("ACN") and upon the
                                                      ---
exercise of certain options, will be the beneficial and record holder of 25,000 additional shares of Common Stock (such shares, together with the 572,986 shares, are collectively referred to herein as the "Shares"); and
                                                    ------

          WHEREAS, Seller wishes to sell and Buyer wishes to purchase the Shares upon the terms of this Stock Purchase Agreement;

          NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                          SALE AND PURCHASE OF SHARES
                          ---------------------------

          1.1  Sale of Shares.  At the Closing provided for in Section 2.1,
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Seller shall sell the Shares to Buyer and Buyer shall purchase the Shares for the purchase price provided in Section 1.2.

          1.2  Purchase Price; Delivery of Purchase Price and Share
               ----------------------------------------------------
               Certificates.
               ------------

          (a) Purchase Price.  The purchase price for the Shares is $3,750,000
              --------------
(the "Purchase Price"). PER AL SCHELL 10/2 FROM $3,587,916 TO $3,750,000
      --------------

          (b) Payment of Purchase Price.  The Purchase Price shall be paid by
              -------------------------
Buyer in immediately available funds by wire transfer to an account designated by Seller at least one business day prior to Closing (as hereinafter defined).

          (c) Delivery of Share Certificates. At the Closing, Seller will
              ------------------------------
deliver to Buyer stock certificate(s), in form suitable for transfer, registered in the name of Seller, evidencing the Shares, endorsed in blank or with an executed blank stock transfer power attached.

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                                   ARTICLE 2

                                    CLOSING
                                    -------
          2.1  Closing.  The closing of the transactions provided for herein
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(the "Closing") will take place at the offices of Venable, Baetjer and Howard,
      -------
LLP, Suite 1800, Two Hopkins Plaza, Baltimore, Maryland 21201 at 10:00 A.M. (local time) on January 30, 1997 (the "Closing Date") or at such other place,
                                       ------------
time and date as may be agreed upon by Buyer and Seller. It shall be a condition precedent to the obligations of each party to this Stock Purchase Agreement that the Closing shall occur simultaneously with the closing of the transactions contemplated by the Asset Purchase Agreement dated as of even date herewith by and between Buyer and ACN. In the event that the Asset Purchase Agreement terminates, this Stock Purchase Agreement shall terminate.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

          Seller represents and warrants to Buyer that:

          3.1  Due Execution; Enforceability.  This Stock Purchase Agreement has
               -----------------------------
been duly executed and delivered by Seller and (assuming due execution and delivery by Buyer) this Stock Purchase Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

          3.2  Ownership of Shares.  Seller is the lawful record and beneficial
               -------------------
owner of 572,986 of the Shares and of options to purchase 25,000 shares of Common Stock, and at the Closing will be the lawful record and beneficial owner of all of the Shares, all of which will be validly issued, fully paid, and non-assessable. Seller shall exercise such options at or prior to the Closing. Seller owns 572,986 of the Shares and said options, and at the Closing will own all of the Shares, free and clear of all encumbrances, except for restrictions on transfer under federal and state securities laws. Other than the Shares, at the Closing, Seller will own or control, directly or indirectly, no other equity securities of ACN except for (a) options to purchase 30,000 shares of Common Stock, and (b) shares of Common Stock which may be issued to Seller in December 1996 which will represent $1,000 worth of Common Stock for each Meeting of the Board of Directors of ACN attended by Seller since January 1, 1996.

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

          3.3  No Violation.  Seller is not subject to or bound by any provision
               ------------
of:

          (a) any law, statute, rule, regulation or judicial or administrative decision,

          (b) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction, or

          (c) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Seller of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of or declaration or filing with any person is required for the valid execution, delivery and performance by Seller of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby.

          3.4  Title.  Upon delivery at the Closing of one or more certificates
               -----
evidencing the Shares either in the name of the Buyer or with duly endorsed stock powers (signature guaranteed), such delivery shall be sufficient to convey good title to all of the Shares, free and clear of all liens, claims and encumbrances, except for restrictions on transfer under federal and state securities laws. Seller hereby warrants and defends the sale of the Shares against each and every person(s) whomsoever claim or may claim an interest in any or all of the Shares.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Buyer represents and warrants to Seller that:

          4.1 Organization. Buyer is a limited liability company duly organized
              ------------
and validly existing and in good standing under the laws of the State of Delaware.

          4.2 Corporate Authority. Buyer has full corporate power and authority
              -------------------
to enter into this Stock Purchase Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Stock Purchase Agreement have been duly authorized pursuant to the Seller LLC Agreement and the Delaware Limited Liability Company Act. This Stock Purchase Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by Seller) this Stock Purchase Agreement constitutes a

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

valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

          4.3 No Violation. Buyer is not subject to or bound by any provision
              ------------
of:

          (a) any law, statute, rule, regulation or judicial or administrative decision,

          (b) any articles of incorporation or by-laws,

          (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction, or

          (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Buyer of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of or declaration or filing with any person is required for the valid execution, delivery and performance by Buyer of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby.

          4.4 Investment Intent. Buyer is acquiring the Shares for its own
              -----------------
account for investment and not with a view to any distribution thereof. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "Act"), and under applicable state securities laws, or except pursuant to an exemption from registration available under such laws.

          (a) Buyer represents and warrants that it is an "accredited investor" as such term is defined in Rule 501(a)(1),(2),(3), or (7) of Regulation D under the Act.

          (b) Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from or non-application of the registration requirements of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreement, acknowledgements and understandings of the Buyer set forth herein in order to determine the applicability of such exemptions and the suitability of the Buyer to acquire the Shares.

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

                                   ARTICLE 5

                                 MISCELLANEOUS
                                 -------------

          5.1 Cooperation. Each of the parties hereto shall use its reasonable
              -----------
efforts to take or cause to be taken all actions, to cooperate with the other party hereto, with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Stock Purchase Agreement. Without limiting the generality of the foregoing, Seller will cause the delivery at or immediately prior to Closing of an appropriate opinion of counsel to its transfer agent, if necessary or desirable, in order to more fully give effect to the sale and transfer of the Shares contemplated hereby. So long as this Stock Purchase Agreement is in effect, Buyer and Seller agree with each other to provide each other with drafts within a reasonable amount of time prior to filing for review and discussion thereof, of any filings with the Securities and Exchange Commission or any other Governmental Authority (as such term is defined in the Asset Purchase Agreement) to be made by either of them at or prior to Closing with respect to the transactions contemplated by this Stock Purchase Agreement.

          5.2 Waiver. Any failure of Seller to comply with any of its
              ------
obligations or agreements herein contained may be waived only in writing by Buyer. Any failure of Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by Seller.

          5.3 Notices. All notices and other communications hereunder shall be
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in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; overnight mail or telecopy transmission with confirmation of receipt:

              (i)   If to Seller, to:

                    A.J. Schell
                    1719 Barcelona Way
                    Winter Park, Florida 32789
                    Telecopier: (407) 644-7434

              (ii)  If to Buyer, to

                    4059 Yancey Road
                    Charlotte, North Carolina 28217
                    Attention: David Unger and Mitchell Kleinhandler Telecopier No.: (704) 523-4893

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

                    With a copy to:

                    Baer, Marks & Upham LLP
                    805 Third Avenue
                    New York, New York 10022-7513
                    Attention:  Anne E. Pitter, Esq.
                    Telecopier No.: (212) 702-5810

Such names and addresses may be changed by written notice to each person listed above.

          5.4 Governing Law. This Stock Purchase Agreement shall be governed by
              -------------
and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws.

          5.5 Counterparts. This Stock Purchase Agreement may be executed in two
              ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          5.6 Amendment and Modification. This Stock Purchase Agreement may be
              --------------------------
amended or modified only by written agreement of the parties hereto.

          5.7 Binding Effect; Benefits. This Stock Purchase Agreement shall
              ------------------------
inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Stock Purchase Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Stock Purchase Agreement.

          5.8 Assignability. This Stock Purchase Agreement shall not be
              -------------
assignable by any party hereto without the prior written consent of the other party hereto, provided that Seller may assign his rights to receive payment under this Stock Purchase Agreement without restriction and provided further that Buyer may assign its rights hereunder to an affiliate of Buyer upon prior written notice to Seller; provided further, that in the event of such assignment by Buyer, such affiliate of Buyer shall agree in writing to be bound by all terms and conditions of this Stock Purchase Agreement, including, without limiting the generality of the foregoing, the representations and warranties contained in Section 4.4 hereof. Any purported assignment in violation of this
Section 5.8 shall be void.

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

          IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.


                                       SUNCOM COMMUNICATIONS L.L.C.


                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:


                                       ----------------------------------------
                                       A.J. Schell

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